Exhibit 99.1

HOLLY CORPORATION TO BEGIN TRADING ON THE NEW YORK STOCK EXCHANGE

DALLAS, TX, April 26, 2004 — Holly Corporation (AMEX: HOC) announced that its common stock will begin trading today on the New York Stock Exchange (“NYSE”) under the trading symbol “HOC”. The Company’s stock was formerly traded on the American Stock Exchange.

“The New York Stock Exchange is privileged to welcome Holly Corporation to its family of listed companies,” said New York Stock Exchange President and co-COO Cathy Kinney. “As a leading independent petroleum refiner, Holly is taking a well earned place among the world’s best companies. We look forward to an outstanding partnership with Holly and its shareholders.”

To celebrate the change in listing, Lamar Norsworthy, Chairman and Chief Executive Officer of Holly Corporation will ring the opening bell at the NYSE today.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and a 8,000 bpd refinery in Great Falls, Montana. Holly also owns, leases and/or operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Treasury & Investor Relations
Holly Corporation
214-871-3555